Exhibit 99.1

Genius Brands International

Business Update Conference Call

November-19-2018

Operator: Greetings, and welcome to Genius Brands International Third Quarter 2018 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on you telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to Michael Porter, with Porter, LeVay & Rose. Please, begin.

Michael Porter: Thank you, operator. Good morning, ladies and gentleman, and welcome to the Genius Brands third quarter conference call.

Certain statements in this conference call constitute forward-looking statements within the meaning of the federal securities laws. Words such as may, might, will, should, believe, expect, anticipate, estimate, continue, project, plan, intend or similar expressions or statements regarding intent, belief of current expectations are forward-looking statements.

While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this conference call. These forward-looking statements are based upon current estimates and assumptions, and are subject to various risks and uncertainties, including without limitations, those set forth in the Company’s annual report or 10-K for the fiscal year end December, 2017, under the risk heading Risk Factors and other filings with the Securities and Exchange Commission, not limited to risk factors related to the business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update the statements whether as a result of new information, further events or otherwise, except as required by law.

And now, I’d like to turn the call over to Andy Heyward. Good morning, Andy.

Andy Heyward: Good morning. Thank you, Michael. Welcome, everybody.

Today, I’m going to talk about the launch of our Rainbow Rangers animated television series on Nickelodeon and the transformational impact we foresee it having on the revenues and earnings of Genius Brands. There is nothing more important on our immediate agenda.

Before doing so, I want to take a moment and share some highlights from the recently released 10-Q statement, which was sent out last Wednesday for the Q3 period ending September 30, 2018. Some quick bullet points.

Revenues for the three months period increased 103% to $523,175 versus the same period in 2017. Licensing revenues increased by $116,245 due to advances from both Llama Llama and Rainbow Rangers during this period. Our Kid Genius Network broadcasting revenues increased by $108,619, due largely to increased revenues from Twitch and Amazon Prime subscribers, now beginning to grow. Home entertainment revenues went up by $41,516 due to Llama Llama delivery to our home entertainment partner, NCircle. Total expenses during this period increased by $353,951, largely due to the ramped-up production and that ramp-up of production will continue as we’ve already contracted with Netflix to do a second season of Llama Llama and our expectation, additionally, is to shortly begin a second season of Rainbow Rangers. More detail across all the areas is in the 10-Q, but there is a trend emerging of a Company with growing revenues across all of its key sectors.

Before talking about Rainbow Rangers, I also want to say a quick word regarding the untimely passing this last week of the great Stan Lee. Many people have reached out to ask how this will affect us at Genius Brands International, as we’ve worked so closely with Stan these recent years. Those of us who knew and worked with him are, of course, unspeakably sad over his loss. There will never be another of his talent.

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And for those who don’t know Stan Lee, I must share he was the creator of and in some cases co-creator of Spider-Man, Iron Man, X-Men, Captain America, the Incredible Hulk, the Avengers, Thor, the Fantastic Four, and many other hugely successful characters. His comic books sold billions of copies and his characters were made into animated TV shows and Motion Pictures, and endless consumer products generating billions of dollars of revenue for Marvel and the Walt Disney Company. His imagination and wit were unmatched, and those as myself who worked closely with Stan will miss him deeply.

Having said all of the above, on a professional level, Genius Brands and Stan created a joint venture together called Stan Lee Comics. Stan provided the creative seeds and we nourished them, together with his company POW! Entertainment, we created half a dozen original Stan Lee properties. These properties are managed by Genius Brands now, which together with his company, owns them 50-50. Each one of them has Stan’s unique fingerprint, as the creator. They already exist. They’re in our Genius Brands vault, and in one property in particular, Stan Lee’s Cosmic Crusaders, he plays himself in animation and it is the only Stan Lee property in which he actually has ever played a role as himself.

Fortunately, Stan had already recorded the voices of his characters prior to his passing. We’re blessed to have worked so closely with him. And now having these properties, it is like having suddenly discovered six songs written by John Lennon that had never been brought to the marketplace. They’re valuable assets and the Genius Brands were fortunate to be the steward of this precious original Stan Lee intellectual property.

We will diligently roll these into the marketplace and we believe they will bring strong, continuing value to the company as they are broadcast and exploited across all media and consumer licensing. A number of broadcasters and filmmakers have already contacted us about them, and we look forward to bringing them to life.

Okay. Having said all of the above, without further ado, I want to get to Rainbow Rangers. Last week, on Monday, November 5th, Rainbow Rangers began being broadcast on Nickelodeon’s preschool channel, Nick Jr. It has been the culmination of four years of work which began with key retailers telling us they foresaw both a vacuum and an opportunity in girls preschool products in 2019. As many of our investors know, we went about recruiting a very unique team of the strongest creators in the kids' entertainment industry. They included the director of Disney’s Lion King, the co-writer of Disney’s Frozen and the character designer of virtually every Disney character from Little Mermaid through Frozen.

Alongside them, we built the best animation team I have been a part of in my three decades in this business, having produced over 5,000 half hours including Emmy and award-winning animation, with numerous billion-dollar brands among them, Strawberry Shortcake, Care Bears, Alvin and the Chipmunks, Hello Kitty, Inspector Gadget, Super Mario Bros., Sonic the Hedgehog, Ghostbusters and others

The Rainbow Rangers team included the most accomplished writers, musicians, voice artists and animators. We presented the series to the Nickelodeon Kids Networks and we were fortunate that they licensed it and subsequently, upon seeing scripts and first episodes, placed it in their coveted 3 p.m. Monday through Friday time slot on their preschool channel, Nick Jr.

Through the efforts of our licensing team, led by our VP of Global Licensing, Lloyd Mintz, the former head of Consumer Products and Licensing for Hasbro Toys and prior to that the licensing unit of the Walt Disney Company, we secured an extraordinary lineup of consumer products licensees. Recognized as the Tiffany manufacturers in the industry, almost all of them were and are, first tier Disney licensees and the leaders in their respective categories. Beginning in July and August in 2019, we will launch the U.S. retail program for Rainbow Rangers with them, with over 300 branded products debuting across all categories of kid's consumer products.

Master toy partner, Mattel, will premiere a range of toys including collectible dolls, 3-inch dolls, 6-inch dolls, traditional fashion dolls, role-play items and a play set. Other product categories from the roster of blue-chip partners include apparel, publishing, sleepwear, bedding, bath, footwear, bags, backpacks, Halloween costumes, accessories, youth consumer electronics, health and beauty aids, cosmetics, bicycles, and ride-ons and a Rainbow Rangers live touring show from the Gershwin company, producer’s of the Charlie Brown touring show and the Sesame Street touring show.

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Okay. I am ecstatic to report that we have now received from the Nielsen company ratings from the first week of broadcast. They are the earliest indicators of Rainbow Rangers’ success and they have been very, very strong. We have verified these with Shelly Hirsch, CEO of Beacon Media, the largest advertising buyer in the kid's business. And based on them, for the first week, Rainbow Rangers showed a number of very strong metrics. The first and most important metric to look for is whether a show is able to retain the audience of its lead in show.

In our case, the lead in show is Shimmer and Shine, an established Nickelodeon franchise, playing in the 2:30 to 3:00 pm time slot. Based on the Nielsen ratings for the week of Monday, November 5th through Monday, November 11th, Rainbow Rangers retained and grew its audience from its lead in show against all demos, all genders and on all days of its first week of broadcast.

Separately, the margin by which Rainbow Rangers grew its audience from its lead in, increased daily. By Friday, Rainbow Rangers had showed 153% growth against its key target demo of girls two to five. In what has been a declining market, Rainbow Rangers increased Nick Jr.’s season average by 15%, and additionally, it outperformed Nick Jr.'s prior premier week programming by 21%. This was all the more impressive, in light of the fact that Tuesday was an election day and kid viewing was down overall that day because an inordinate amount of adult viewing occurred watching television election coverage. Wednesday kid's numbers bounced back and continued to grow the rest of the week.

After reviewing data from the first two days of broadcast on Nick Jr., Nickelodeon informed us that they had added encore plays of Rainbow Rangers on Saturday, November 10th, at 6:30, and Sunday, November 11th, at 7:30, to build further awareness of the show and sample it in new time periods alongside various shows.

During this first week, we outperformed established Nick Jr. franchises such as Dora the Explorer, Peppa Pig, Thomas the Tank Engine, Blue’s Clues, and Peter Rabbit, among others. It is our belief, and we will get this clarified, that by Friday’s broadcast, Rainbow Rangers had become the highest rated program on Nick Jr., that is the most viewed program in our gross two to five target demo, other than PAW Patrol, and possibly may have even beaten PAW Patrol on Friday. PAW Patrol is the juggernaut on the Nick schedule. And while we did not beat PAW Patrol for the weekly average, I should point out that it is a boy's property, not a girl's one. It has an audience curated over the last five years, and it had 41 broadcasts on Nick Jr. over the week, versus the seven for Rainbow Rangers.

PAW Patrol is a mission-based show with a number of creative similarities to Rainbow Rangers and, in fact, Rainbow Rangers has been called by the licensing community, “the PAW Patrol for girls”. The comparison is very flattering. PAW Patrol is a franchise whose toys and consumer products this last year did over $1 billion in sales and it propelled its owners, Spin Masters, to a $5 billion market cap. As PAW Patrol becomes a mature property and is now peaking, we believe that Rainbow Rangers is positioned to become the next big hit. The Rainbow Rangers trend line is strong, especially so for its show in its first week. The momentum of growth through the week is a very positive sign. The kids are sampling, they like the show, and they’re coming back greater each day. And just as PAW Patrol indexed inordinately high with girls, we are also indexing inordinately high for boys, both boys, 2 to 5 and 6 to 11.

So, what does all this mean? We’re starting to get the picture of an emerging hit. What is the importance of this to Genius Brands, our revenues, our earnings, and ultimately our stock price? It is the basic connection between viewership and consumer products, a kid's show which draws viewers, also sells licensed consumer products to kids. It is a foregone conclusion that a hit show sells a lot of consumer products. As I said, PAW Patrol sells now over $1 billion a year of products, and it’s turned Spin Master from a small toy company into a $5 billion market cap enterprise in a relatively short time.

At Genius, we have meticulously curated the very best licensees in the industry, starting with Mattel Toys, as I said earlier, to every possible category of kid's products. We have over 300 SKUs, they’re poised and standing ready to be introduced in the marketplace in the third quarter like a tsunami. And as I said above, we have virtually every imaginable product for children under license and being manufactured. We continue to sign new licensees and expand the product offerings. The average royalty across all our product licenses, which is paid to Genius Brands, is 10%, which means that the company is paid a 10% royalty on all wholesale sales. I underscore this because it’s without inventory risk, manufacturing, marketing costs or any costs of any kind associated with the products.

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I should add on a personal note, those of us inside Genius Brands who have worked on Rainbow Rangers now for the better part of four years from conception to marketplace, take pride that we also have a property which is not only showing the signs of the looming commercial success, but one grounded in positive values and positive storytelling for kids. Rainbow Rangers follows the adventures of seven strong diverse girls with different powers who use those powers to save the planet and its animals. The messaging is as positive as the nascent rating success. Both of these will inure to the commercial success and the impact on our Company’s revenues and earnings. It would be hard to deliver better news at this point. As the weekly ratings come in, we will continue to share them with you.

Now, I will be happy to take any questions.

Operator: Thank you. If you would like to ask a question, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two, if you would like to remove your question from the queue. And for participants using speaker equipment, it may be necessary to pick up your handset before pressing the start keys. Our first question is from Jim McIlree with Chardan Capital. Please proceed with your question.

Jim McIlree: Thank you. Good morning, Andy, and congratulations on the ratings. I was wondering if you could comment a little bit on how this will help you sell Rainbow Rangers in other geographies and what the next steps would be on making sure that you have product available in the right retailers at the right time, or is that kind of baked already, and now we’re just waiting for continued viewership to drive product sales?

Andy Heyward: Okay. So, two questions there. Thank you. Let’s start with the first one, which is the international sales. We’ve already completed a number of international sales, and we will announce a lineup there in the coming weeks as it becomes more mature. We’ve been in dialogue with virtually every major broadcaster in the world. Mattel has a global license, they’ve given us a list of their priority broadcasters and we’ve been working to get them in place. There a number of other broadcasters, which we think will do the job as well, and that triggers additional guarantees from Mattel.

I would say, the global marketplace is very small and very intimate. All of the broadcasters watch what goes on in the United States, they see if the show is performing. And I think we will be in a position in the next quarter to announce a very substantial lineup of global broadcasters. As I said, we’ve been talking to all of them. We don’t see that as a problem at all. American product is very coveted overseas and, especially, strong product that performs on one of the major networks as Nickelodeon.

Secondly, when product will be in the marketplace, that is a very curated process. Every licensee has reasons why they need to get theirs in or not in at a certain time. But by and large, we’re going to see product coming into the market in July and August. We need to have the show on the air really for, I’d say, a good three quarters, so that the appetite is very strong. And as Lloyd Mintz, our Head of Licensing likes to say, there have to be all of these failed Google searches so that by the time content does appear on shelf, it becomes something like a frenzy. We have every possible category of product in place. And I’ve been doing this a long time. I’ve never been in a position like this before where we’ve seen such a broad consumer products program prior to the first show being on the air.

So, we’ve got all the major categories. Of course, Mattel is our anchored category with the toys, but we’ve got pretty much every product that you can imagine. And if the ratings continue as they have begun, then there will be no reason why we won’t be seeing the products everywhere and a lot of them selling.

Jim McIlree: And as far as the ratings going forward, should we be aware of any sort of seasonality that might make the ratings particularly strong or weak during a time period, just so we’re not surprised by ratings moving about? So, I don’t know, I’m just guessing here, I mean Christmas is stronger or weaker or summer is stronger or weaker?

Andy Heyward: Generally, the viewing will go up as the weather gets bad. So, during the cold months, you are going to see greater viewing. But right now is the perfect time to launch a show, and that’s why shows launch in the fourth quarter. And we will be getting these numbers---generally speaking, we get them every Thursday and they follow for the previous week. So, this coming Thursday, we should have numbers that will reflect the second week of broadcast.

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Jim McIlree: All right. Very good. Well, thank you and good luck, and let’s hope for a cold winter.

Andy Heyward: Thank you.

Operator: Our next question is from Ishfaque Faruk with Westpark Capital. Please proceed with your question.

Ishfaque Faruk: A quick question on Rainbow Rangers. You mentioned that PAW Patrol was a big hit for Spin Master Company. So, do you think Rainbow Rangers can propel Genius Brands higher in a similar manner, beyond the ratings, and your initial conversations?

Andy Heyward: Well, that would be our dream, if we were so fortunate to have a hit of the magnitude, or a fraction of the magnitude of PAW Patrol. And these types of hits come along continuously, I mean there’s--when you get a PAW Patrol or a Ninja Turtles or a Power Rangers or a Strawberry Shortcake or a Pokémon, any of those hits, they become multibillion-dollar businesses. As I said, PAW Patrol did $1 billion of toy sales this last year. I don’t know what the total amount is in all categories, but that was just what was published from the Master Toy licensee, Spin Master. It’s too early to say if we’re going to have a hit of that magnitude, but I can say to you that all the signs are positive at this point.

Everything that we would want in place for the perfect storm is there. We have the right broadcaster. I don’t know if you’ve seen the shows yet, the shows are superb with the creative talent that is in the shows is the absolute crème de la crème. It didn’t come out of the television industry. It came out of the motion picture animated industry. So, we have people from the most successful of Walt Disney’s animated motion pictures, Lion King and Frozen, create this show. So, everything is in place. The licensees are in place, the broadcasting is in place. Now, it’s just going to completely come down to if the kids like it and the viewership is there. If the viewership is there, the consumer products will sell. This show is designed for consumer products.

Ishfaque Faruk: Okay. Did Nick Jr. give you indications of how many additional seasons, if any, for Rainbow Rangers they might renew it for?

Andy Heyward: No, they never would do that after the first week. But they did tell us that they were very pleased with the performance of the show, and more importantly than telling us that, they scheduled two additional runs right after only two days of broadcast. So, we were running on Saturday and Sunday now as well.

Ishfaque Faruk: And Andy, you--other than Rainbow Rangers, what could be your next big property amongst the existing portfolio that you have?

Andy Heyward: Well, we have a very important property that’s coming out of the Stan Lee Comics portfolio and it hasn’t been announced yet, and I am not at liberty to do it, but again, with a very, very highly pedigreed creative team, no less than the one that we have on Rainbow Rangers and we’re working feverishly to get that ready for the marketplace now.

Ishfaque Faruk: Okay. And my last question, can Amazon, can you disclose the number of subscribers you have from Amazon right now?

Andy Heyward: I don’t have that. It’s a slow build, but it continues to build. And we can certainly get that and you should give, more than free to call Bob Denton, our CFO, offline, and he can dig that up for you.

Ishfaque Faruk: Alright, thank you, Andy. Good luck.

Our next question is from Tucker Andersen with Above All Advisors. Please proceed.

Tucker Andersen: It sounds very exciting, and I’m real disappointed I have to wait till next July to get any characters. By the way, I think you not only have seven great characters, but I think Floof is going to be a breakout character, too, if people haven’t seen the show. Two questions. First, could you talk about a couple other properties, as you were asked about first? Where are we on Llama Llama, in general, and could you give us some background on that?

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Andy Heyward: Yes. Llama Llama, as you know, is being broadcast on Netflix. The show was picked up for a second season on Netflix. Netflix does not release Nielsen numbers, so, nobody knows the performance. But I’ve been told by people, internally, that it’s among, if not their top preschool performing show. We’re in the middle of production on the second season. It will be delivered in the Fall. The consumer products business with them is growing. We’re signing more consumer products. We’re in dialogue, right now, with a couple of retailers regarding a potential direct-to-retail program with them. We think it’s going to be a long-term performer, very valuable. And I don’t know, offhand, how many licensees we have but it continues to grow and it’s a substantial number. So, I can dig up more for you, there, and we can speak offline, if you wish.

Tucker Andersen: And second, just given all the publicity about Stan, given his unfortunate death, is there any time priority in developing these properties to take advantage of that, and given everything else going on with you guys, do you have the bandwidth to fully take advantage of that, at this point?

Andy Heyward: Yes. The answer is yes to both points. One is that there’s a tremendous appetite right now for all things Stan Lee. It’s been a priority for us for some time. And we have one property, that I said a moment ago, that we are working on full steam ahead right now, and it’s a partnership with Stan--I mean, his company, and a major celebrity who will be attached to it. And we will be in a position to speak more to it shortly, but it’s extremely toyetic. It’s not going to be cannibalizing or competing with other superhero stuff from Marvel in the marketplace, it’s got a very unique niche and one that we have been told by retail has got an open field, just as we were told such by retail regarding Rainbow Rangers, a few years back.

As far as the bandwidth, we’re not going to be doing all six Stan Lee properties that we have at once or cloning them into spin-offs, all it once. There’s only so much you can do and there’s only so much that we can properly manage. But I think, if we have this one out in the next year, that we work to get done, we will be in a very strong position with three very strong properties. Llama Llama is going to grow dramatically for us, as well. All signs are positive for that, too. It’s a slower build than Rainbow Rangers, which starts with an explosion.

Tucker Andersen: Thanks, Andy. Congratulations.

Operator: As a reminder, if you would like to ask a question, it is star, one, on your telephone keypad. Our next question--

Andy Heyward: I want to just add one more thing, excuse me, for Tucker Andersen, who just spoke. He mentioned one of our characters, Floof. And for those of you who have not seen Rainbow Rangers, Floof is a unicorn and unicorns are extremely timely now. I have an 11-year-old daughter who I was at Target with month a or so ago, and she saw some unicorns there for, that she got for Halloween costumes. So, they’re everywhere, they are everywhere, and this is a branded unicorn. Ours’ is called the Prismacorn because it’s a rainbow unicorn. It’s a very fun character who steals a lot of the show.

Operator: Our next question is from Jonah Presworsky, a shareholder. Please proceed with your question.

Jonah Presworsky: Hi, Andy, congratulations, once again. On the Llama Llama, do you know when it’s going to like boom in the stores, similar to the other things, or it’s going be take a long time or a while?

Andy Heyward: I think we’ll start to see more and more product in the marketplace being rolled out in the second quarter of next year. We do have a number of key licensees, they range from publishing, beyond the publishing that is done with Penguin, we have our own publishing that we are doing in the activity books, coloring books, pop-up books and those are all going to appear in the marketplace. We have a master toy license. We have a number of different products. I would say, the second quarter will start popping up. By the way, I don’t know if anybody happened to see Michelle Obama was in Los Angeles this week. And, regardless of whether what your politics is, she was at the Staples Center promoting her book, and one of her big things is childhood literacy. And she, subsequently, went to some preschools in Los Angeles and she was reading Llama Llama books to the kids, was all over television. It is a brand that has a lot of awareness to it and a very positive and contemporary storyline. Those of you who are not familiar with Llama Llama, it’s a metaphor of a single mom raising kids, raising a family today.

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Jonah Presworsky: Is Mattel going to be making products for that line too, or not really?

Andy Heyward: No, Mattel is not the licensee there.

Jonah Presworsky: Who is?

Andy Heyward: I don’t have the name off the top of my head, but if you send me or one of us here--Mike Porter, an email, we will come back to you with it.

Jonah Presworsky: Thank you very much for your time, I appreciate it. Congratulations, once again.

Andy Heyward: Thank you.

Operator: Mr. Heyward, there are no more questions at this time. Do you have any closing comments?

Andy Heyward: No. Thank you, everybody. We’ll keep you everyone informed as we continue to receive viewership numbers on Rainbow Rangers. We couldn’t possibly have had a more auspicious start. Thank you all.

Operator: This concludes today’s conference. You may disconnect your lines at this time and thank you for your participation.

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